EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is effective August 15, 2023 (the “Effective Date”), by and between CYTODYN INC., a Delaware corporation (the “Company”) and TYLER BLOK (the “Executive”).

WITNESSETH:

WHEREAS, Executive began his employment with the Company in the role of Corporate Counsel on July 25, 2022.

WHEREAS, as of the Effective Date, was promoted to Executive Vice President of Legal Affairs, and the Executive has accepted such employment, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

EMPLOYMENT; TERM OF AGREEMENT

Employment and Acceptance.  During the Term (as defined in Section 1.2), the Company shall employ the Executive, and the Executive shall accept such employment and serve the Company, in each case, subject to the terms and conditions of this Agreement.

Term.  The employment relationship hereunder shall be for the period (such period of the employment relationship shall be referred to herein as the “Term”) commencing on the Effective Date and ending upon the termination of the Executive’s employment hereunder by either party hereto pursuant to the terms of Section 4.1, Section 4.2, Section 4.3 or Section 4.4.  In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.3(b)), Base Salary (as defined in Section 3.1(a)), Annual Bonus (as defined in Section 3.1(b)) and other unaccrued benefits shall terminate except as may be provided for in ARTICLE 4.

TITLE; DUTIES AND OBLIGATIONS; LOCATION

Title. The Company shall employ the Executive to render exclusive and full-time services to the Company.  The Executive shall serve in the capacity of Executive Vice President of Legal Affairs (“EVP of Legal Affairs”), as outlined below.

Duties. Subject to the direction and authority of the Board of Directors of the Company (the “Board”), the Executive shall have direct responsibility for the Company’s legal affairs and related needs as assigned by the Principal Executive Officer (“PEO”) from time-to-time and otherwise consistent with the duties and expectations as may be outlined more fully in a written job description hereafter adopted by the Company.  The Executive shall report to, and be subject to the lawful direction of the PEO and/or the Board.  The Executive agrees to perform to the best of Executive’s ability, experience, and talent those acts and duties, as the PEO shall from time to time direct.  During the Term, the Employee also shall serve as Corporate Secretary upon appointment and thereafter at the pleasure of the Board, and in such other positions or capacities as may, from time to time, be reasonably directed by the PEO or the Board, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (a) a member of the Board and/or as a member of the board of directors or similar governing body of any of the Company’s subsidiaries or other Affiliates (as defined below), (b) an officer of any of the Company’s subsidiaries or other Affiliates, and/or (c) a member of any committee of the Company and/or any of its subsidiaries or other Affiliates, in each case, for no additional compensation.  As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or indirectly controls, is controlled by, or is under common control with, the individual or entity.

Compliance with Policies, etc.  During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures for officers, directors and/or employees in place from time to time, and as may be amended from time to time.  These policies and procedures include, among other things and without limitation, terms and conditions set forth in the Company’s Employee Handbook, Code of Ethics and Business Conduct, Statement of Insider Trading Policy and Related Trading Procedures, and other policies, memoranda and communications applicable to the Executives pertaining to procedures, rules, and regulations, as currently in effect (collectively, the “Company Policies”).

Time Commitment.  During the Term, the Executive shall use Executive’s best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall devote all of Executive’s business time, ability and attention to the performance of Executive’s duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Board’s prior written consent, provided that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs, (ii) managing the Executive’s passive personal investments, or (iii) serving on the board of directors (or similar governing bodies) of not more than two (2) other corporations (or other business entities) that are not competitors of the Company, its subsidiaries or any of its other Affiliates (as determined by the Board), so long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the Board).

Location.  The Executive’s principal place of business for the performance of Executive’s duties under this Agreement shall be at the principal executive offices of the Company (currently located in Vancouver, Washington), or as otherwise authorized by the PEO and/or the Board.  Notwithstanding the foregoing, the Executive shall be required to travel as necessary to perform Executive’s duties hereunder.

ARTICLE 3

COMPENSATION AND BENEFITS; EXPENSES

Section 3.1Compensation and Benefits. For all services rendered by the Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company or any of its subsidiaries or other Affiliates), the Executive shall be compensated (subject, in each case, to the provisions of ARTICLE 4 below), as determined by the Compensation Committee, as follows:

(a)	Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) approved by the Compensation Committee of the Board (the “Compensation Committee”), which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to periodic adjustments as determined by the Compensation Committee. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted from time to time.
(b)	Annual Bonus. For each fiscal year ending during the Term (beginning with the fiscal year ending May 31, 2024), the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount as determined by the Compensation Committee annually, but in a range estimated between 30% and 50% of the Base Salary earned by the Executive for such fiscal year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives and the Executive’s individual objectives established by the Compensation Committee, after consideration of recommendations of objectives by the PEO. The level of achievement of the corporate objectives and the Executive’s individual performance objectives for any fiscal year shall be determined by the Compensation Committee. Each

Annual Bonus for a fiscal year, to the extent earned, will be paid in a lump sum at a time determined by the Company, but in no event later than March 15 of the calendar year immediately following the year in which such Annual Bonus was earned. Each Annual Bonus shall be payable, as determined by the Compensation Committee, either in cash, in full, or fifty percent (50%) in cash and (50%) in unrestricted shares under (and as defined in) the Company’s 2012 Equity Incentive Plan (as it may be amended from time to time, the “2012 Plan”), or any successor equity compensation plan as may be in place from time to time (collectively with the 2012 Plan, the “Plan”), subject to the availability of shares under the Plan. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for the Executive to receive an Annual Bonus, the Executive must be actively employed by the Company at the time of such payment.
(c)	Equity Compensation. Executive was previously granted options to purchase shares of the Company’s common stock pursuant to the terms of stock option agreements between the parties hereto entered into on the following dates, and subject to the terms and conditions established within the Plan: Option Awards O-262 effective September 12, 2022, and O-278 effective November 1, 2022. During the Term, and likewise subject to the terms and conditions established within the Plan and separate Award Agreements (as defined in the Plan), the Executive also shall be eligible to receive from time to time additional Options, Stock Appreciation Rights, Restricted Awards, or Other Stock-Based Awards (as such capitalized terms are defined in the Plan), in amounts, if any, as determined by the Compensation Committee.
(d)	Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior leadership of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.
(e)	Paid Time Off. The Executive shall be entitled to paid time off in accordance with the Company’s policies in effect from time to time for its senior management.

Section 3.2Expense Reimbursement. Subject to the requirements contained in Section 5.17, the Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time to time, for all reasonable out-of-pocket business expenses incurred by the Executive in the performance of the Executive’s duties hereunder.  In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1 Termination Without Cause.

(a)	The Company may terminate the Executive’s employment hereunder at any time without Cause (as defined in Section 4.3(b)), other than by reason of death or Disability, upon written notice to the Executive.
(b)	If the Executive’s employment is terminated pursuant to Section 4.1(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:
(i)	the Accrued Obligations (as defined in Section 4.3(d)); and
(ii)	subject to Section 4.5 and Section 4.6, a severance (the “Severance Payments”) to be paid as follows:
(A)	a lump sum payment equal to three (3) months of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (less applicable withholdings and authorized deductions) on or before the sixtieth (60th) day following the Termination Date; provided, however, that if such 60-day period begins in one calendar year and ends in the next calendar year, the payment will be made in the later calendar year; and
(B)	payments equal to nine (9) months of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (less applicable withholdings and authorized deductions) to be paid in regular installments corresponding with the Company’s regular payroll schedule, and commencing on the first regular payroll date following the date that is ninety (90) days after the Termination Date.
(c)	Notwithstanding anything in Section 4.1(b), in no event shall the Severance Payments to which the Executive is entitled hereunder exceed two times the lesser of (x) the sum of the Executive’s annualized compensation based upon the Executive’s annual salary in the year preceding the year in which the Executive’s employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not terminated) or (y) the applicable dollar limit under Section 401(a)(17) of the Internal Revenue Code for the calendar year in which the Executive’s employment is terminated.
(d)	Notwithstanding anything in Section 4.1(b) to the contrary, the Severance Payments may be made, as determined by the Compensation Committee, in whole or in part through the issuance of shares of the Company’s common stock, in each case with a Fair Market Value (as defined in the Plan) equal to the amount to be paid on the applicable date.
(e)	Unless the award agreement specifically provides otherwise, all stock options and other awards that the Executive has been granted under the Plan shall vest and, in the case of stock options or like awards, become exercisable, to the extent not already vested and (if applicable) exercisable, on the Termination Date, and (if applicable) shall remain exercisable following termination to the extent provided in the award agreement for such award.

Section 4.2Termination Without Cause or for Good Reason - Within 12 Months Following a Change in Control.

(a)	Provided that the Executive has completed 180 days of full-time continuous employment with the Company, if, within twelve (12) months following the occurrence of a Change in Control of the Company (as defined below), the Executive’s employment hereunder is terminated without Cause (other than by reason of death or Disability) or the Executive resigns for Good Reason, the provisions of this Section 4.2 shall control instead of the provisions of Section 4.1.
(b)	As used in this Agreement, “Change in Control” means:
(i)	Any one person or entity, or more than one person or entity acting as a group (as defined in Treasury Regulation Section 1.409A-3), acquires ownership of stock of the Company that, together with stock previously held by the acquiror, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock. If any one person or entity, or more than one person or entity acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person or entity or persons or entities acting as a group does not cause a Change in Control. An increase in the percentage of stock owned by any one person or entity, or persons or entities acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property, is treated as an acquisition of stock; or
(ii)	A majority of the members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election; or
(iii)	Any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that person or entity or persons or entities acting as a group) assets from the Company that have a total gross fair market value equal to at least forty percent (40%) of the total gross fair market value of all the Company’s assets immediately prior to the acquisition or acquisitions. Gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets. Notwithstanding anything in this clause (iii) to the contrary, in no event shall a license of (or other similar transfer of rights in) leronlimab be a change in the ownership of a substantial portion of the Company’s assets.

In determining whether a Change in Control occurs, the attribution rules of Code Section 318 apply to determine stock ownership. The stock underlying a vested option is treated as owned by the individual who holds the vested option, and the stock underlying an unvested option is not treated as owned by the individual who holds the unvested option.

(c)	As used in this Agreement, “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in the Executive’s Base Salary; (3) a material diminution in the Executive’s authority, duties or responsibilities; or (4) a relocation by the Company of the Executive’s principal place of business for the performance of the Executive’s duties under this Agreement to a location that is anywhere outside of a 50-mile radius of Vancouver, Washington; provided, however, that the Executive must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions that the Executive considers to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to the Executive’s resignation, or resigns more than six (6) months after the initial existence of the condition, the Executive’s resignation will not be deemed to be for “Good Reason.”
(d)	If the Executive’s employment is terminated pursuant to Section 4.2(a) (i.e., the Executive’s employment hereunder is terminated without Cause (other than by reason of death or Disability) within twelve (12) months following a Change in Control of the Company, or the Executive resigns for Good Reason within twelve (12) months following a Change in Control of the Company), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations; and

(ii) subject to Section 4.5 and Section 4.6:

(A)	A lump sum payment equal to the sum of eighteen (18) months of the Executive’s Base Salary at the rate in effect immediately prior to Termination Date (less applicable withholdings and authorized deductions), to be paid on the first regular payroll date on or following the date that is sixty (60) days following such termination of employment (the “Enhanced Severance Payment”); provided, however, that the Enhanced Severance Payment shall not exceed two times the lesser of (x) the sum of the Executive’s annualized compensation based upon the Executive’s annual salary in the year preceding the year in which the Executive’s employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not terminated) or (y) the applicable dollar limit under Section 401(a)(17) of the Internal

Revenue Code for the calendar year in which the Executive’s employment is terminated; and
(B)	Unless the award agreement specifically provides otherwise, all stock options and other awards that the Executive has been granted under the Plan shall vest and, in the case of stock options or like awards, become exercisable, to the extent not already vested and (if applicable) exercisable, on the Termination Date, and (if applicable) shall remain exercisable following termination to the extent provided in the award agreement for such award.

For purposes of clarity, it is understood and agreed that the Enhanced Severance Payment set forth in this Section 4.2 shall be in lieu of (and not in addition to) the Severance Payment set forth in Section 4.1.

Section 4.3Termination for Cause; Voluntary Termination.

(a)	The Company may terminate the Executive’s employment hereunder at any time for Cause. The Executive may voluntarily terminate the Executive’s employment hereunder at any time for any reason or no reason as well, but is requested to provide ninety (90) days’ prior written notice to the Company, if possible; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate the Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 or 4.2 of this Agreement or otherwise or constitute Good Reason for purposes of Section 4.2 of this Agreement or otherwise.
(b)	For purposes of this Agreement, "Cause" shall mean:

the Executive's abandonment, gross dereliction or willful failure to perform Executive's duties (other than any such failure resulting from incapacity due to physical or mental illness);

the Executive's willful failure to comply with any valid and legal directive of the Board;

the Executive's willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

the Executive’s willful engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute;

the Executive's commitment of an act of embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving dishonesty and/or moral turpitude;

the entry/effectiveness of an order, ruling, or determination by a government body, court, or applicable regulatory authority that imposes a bar or disqualification on Executive from employment with the Company (either permanently or for a period exceeding 180 days);

the Executive's material violation of the Company Policies relating to confidentiality, discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

For purposes of this Section 4.3(b):

(ix)	No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
(c)	The Company may place the Executive on paid leave for up to 60 days while it is determining whether there is a basis to terminate the Executive's employment for Cause. Any such action by the Company will not constitute Good Reason.
(d)	Termination of the Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board, finding that the Executive has engaged in the conduct described in any of Section 4.3(b)(i-viii) above. The Board’s resolution shall cite to the subsection pursuant to which the Executive is being terminated for Cause.
(e)	If the Executive’s employment is terminated pursuant to Section 4.3(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):
(i)	the Executive’s accrued but unpaid Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;
(ii)	the Executive’s unused paid time off as accrued in accordance with the Company’s policies, if any;

(iii)	expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and
(iv)	any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.4Termination Resulting from Death or Disability.

(a)	As the result of any Disability suffered by the Executive, the Company, upon five (5) days’ prior notice to the Executive, may terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon the Executive’s death.
(b)	“Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of the Executive’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.
(c)	If the Executive’s employment is terminated pursuant to Section 4.4(a), the Executive or the Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive or the Executive’s estate, as the case may be, the Accrued Obligations.

Section 4.5Release Agreement.  In order to receive the Severance Payments set forth in Section 4.1 or to receive the Enhanced Severance Payment set forth in Section 4.2 (as applicable, and, in each case, if eligible), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion; provided, that the Company shall endeavor to provide the Executive with the form of Release Agreement within three (3) days following the Termination Date. The Severance Payments or the Enhanced Severance Payment, as applicable, are subject to the Executive’s execution of such Release Agreement within twenty-one (21) days of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement, if applicable.

Section 4.6Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide the Severance Payments or the Enhanced Severance Payment, as applicable, will immediately cease if the Executive breaches any of the provisions of the Covenants Agreement, the Release Agreement or any other agreement the Executive has with the Company, or if any provision of those agreements is determined to be unenforceable, to any extent, by a court or arbitration panel, whether by preliminary or final adjudication.

Section 4.7Removal from any Boards and Position.  If the Executive’s employment is terminated for any reason under this Agreement, the Executive shall be deemed (without further action, deed or notice) to resign (i) if a member, from the Board or board of directors (or similar governing body) of the Company, any Affiliate of the Company or any other board to which the Executive has been appointed or nominated by or on behalf of the Company, and (ii) from all other positions with the Company or any subsidiary or other Affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries or other Affiliates.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1Employee Inventions Assignment and Non-Disclosure Agreement. The Executive acknowledges and confirms that the Employee Inventions Assignment and Non-Disclosure Agreement executed by the Executive on July 25, 2022 (the “Covenants Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding on the Executive.  The Covenants Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2Expenses.  Each of the Company and the Executive shall bear its/the Executive’s own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3Key-Person Insurance.  Upon the Company’s request, the Executive shall cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-person life insurance policy on the life of the Executive in which the Company is named as the beneficiary.

Section 5.4Entire Agreement. This Agreement, and the Indemnification Agreement between the Executive and the Company, as it may be amended from time to time (“Indemnification Agreement”), contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement, the Indemnification Agreement, or the Covenants Agreement. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein, or in the Covenants Agreement.  The Executive acknowledges and agrees that the Company has fully satisfied, and has no further obligations to the Executive arising under, or relating to, any prior employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise.  No agreement, promise or statement not contained in this Agreement, the Indemnification Agreement, or the Covenants Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Section 5.5No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound.  The Executive further represents and warrants to the Company that the Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person that would in any way preclude, inhibit, impair or limit the Executive’s ability to perform the Executive’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.  The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.5.

Section 5.6Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested).  Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication.  Any such notice or communication shall be addressed as follows:

If to the Company, to: CytoDyn Inc. Attn: Corporate Secretary 1111 Main Street, Suite 660 Vancouver, Washington 98660	If to the Executive, to: The address provided on Executive’s current Form W-4 on file with the Company.

Section 5.7Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to principles of conflicts of law.  Any and all actions arising out of this Agreement or Executive’s employment by the Company or termination therefrom shall be brought and heard in the state and federal courts of the state of Delaware and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

Section 5.8Waiver.  Either party hereto may waive compliance by the other party with any provision of this Agreement.  The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing.

Section 5.9Severability.  If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.10Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart.  Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 5.11Advice of Counsel. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 5.12Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns.  This Agreement is personal to the Executive, and the Executive shall not assign or delegate the Executive’s rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Section 5.13Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements, and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform the Executive’s or its obligations under this Agreement.

Section 5.14No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.14 shall preclude the assumption of such rights by executors, administrators, or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.15Source of Payment. Except as otherwise provided under the terms of any applicable Executive benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of the Company.  The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title, or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.  The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.16Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Compensation Committee to satisfy all obligations for the payment of such withholding taxes.  The Executive will be solely responsible for all taxes assessed against the Executive with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Section 5.17409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended.  To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of Section 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.    Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.1 or 4.2 unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Treasury Regulation §1.409A-1(h).  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.18280G Modified Cutback.

(a)If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction.  For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount.  Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then reducing or eliminating accelerated vesting of stock options or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b)An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.  The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c)For purposes of this Section 5.18, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

Section 5.19Clawback Pursuant to Applicable Law(s) and Related Policies. Certain compensation paid to Employee under this Agreement or pursuant to compensation or benefit plans adopted by the Company and awards thereunder, including after the date of this Agreement, may be subject to recoupment in accordance with clawback policies of Company in effect from time to time, as may be adopted after the date of this Agreement, to ensure compliance with applicable law(s) including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, and rules adopted by a governmental agency or applicable securities exchange under any such law. Employee agrees to promptly repay or return any such compensation as directed by Company under any such clawback policy or requirement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

EXECUTIVE CYTODYN INC.

By: By:

Name: Tyler BlokName:Tanya Urbach

Title:Board Chair